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TABLE OF CONTENTS

As Filed: March 27, 2003	SEC File No. 333-102940

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

Amendment No. 1
to
Registration Statement on Form S-3
Under the Securities Act of 1933

CALDERA INTERNATIONAL, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	87-0662823
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

355 South 520 West, Suite 100
Lindon, Utah 84042
(801) 765-4999
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Darl C. McBride
President and Chief Executive Officer
355 South 520 West, Suite 100
Lindon, Utah 84042
(801) 765-4999
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Keith L. Pope, Esq.
PARR WADDOUPS BROWN GEE & LOVELESS
185 South State Street, Suite 1300
Salt Lake City, Utah 84111-1537
Telephone: (801) 532-7840
Telecopy:    (801) 532-7750
e-mail: klp@pwlaw.com

        Approximate date of commencement of proposed sale to the public:    As soon as practicable after the effective date of this registration statement.

        If the only securities being registered on this Form are to be offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, as amended, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Price per share(1)	Offering price(2)	Amount of registration fee

Common Stock	1,000,000	$1.28	$1,280,000	$118.00

(1)
The per share price for the common stock is estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and based upon the average of the high and low prices for the common stock as reported by the Nasdaq National Market on January 30, 2003.

(2)
It is anticipated that the common stock being sold by the selling stockholders may be sold in privately negotiated transactions or through broker-dealers in individual transactions in which normal commissions and other charges will be made by the broker-dealer. There is no agreement between any broker-dealer and us with respect to such sales. (See "PLAN OF DISTRIBUTION.")

(3)
The Company will not receive any of the proceeds of this offering. All proceeds will be paid to the selling stockholders. The Company anticipates that it will incur costs related to this offering of approximately $20,000. (See "PLAN OF DISTRIBUTION.")

        The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

CALDERA INTERNATIONAL, INC.

1,000,000 shares of common stock

        This prospectus relates to the public offering or distribution by selling stockholders of up to 1,000,000 shares of common stock, par value $0.001 per share, of Caldera International, Inc. We will not receive any proceeds from the sale or distribution of the common stock by the selling stockholders.

        Our common stock is quoted on the Nasdaq National Market under the trading symbol "SCOX." On January 30, 2003, the last price for our common stock, as reported by the Nasdaq National Market, was $1.28.

        You should consider the risks involved, including those described in "RISK FACTORS" beginning on page 4, before deciding to invest in our common stock.

	Per Share	Total
Public offering price	$1.28	$1.28
Commissions(1)	$0	$0
Proceeds to selling stockholders	$1,300,000	$1,300,000

(1)
The shares of common stock may be sold through broker-dealers or in privately negotiated transactions in which commissions and other fees may be charged. These fees will be paid by the selling stockholders. Caldera International has no agreement with a broker-dealer with respect to these shares and is unable to estimate the commissions that may be paid in any given transaction.

        Neither the Securities and Exchange Commission, any state securities commission, nor any other regulatory authority has approved or disapproved of these securities or passed upon the accuracy or adequacy of this Prospectus. Any representation to the contrary is a criminal offense.

Prospectus dated March 26, 2003.

SUMMARY

        This summary does not contain all of the information you should consider before investing in our common stock. You should read the entire prospectus, including Risk Factors and the information incorporated by reference from our periodic reports, for important information regarding our company and our common stock before making the decision to invest.

Caldera International, Inc.

        Caldera International, Inc. was originally incorporated as Caldera Systems, Inc. ("Caldera Systems"), a Utah corporation, on August 21, 1998, and reincorporated as a Delaware corporation on March 6, 2000. In March 2000, Caldera Systems completed an initial public offering of its common stock. Caldera Systems developed and marketed software and provided services related to the development, deployment and management of Linux-based specialized servers and internet devices. Caldera Systems sold and distributed its software and related products indirectly through distributors and solutions providers, which included value-added resellers ("VARs"), original equipment manufacturers ("OEMs"), vertical solution providers ("VSPs") and systems integrators, as well as directly to end-user customers. These sales occurred throughout the United States and in certain international locations.

        On May 7, 2001, Caldera International, Inc. was formed as a holding company to acquire substantially all of the assets, liabilities and operations of the server and professional services groups of Tarantella, Inc. ("Tarantella"), formerly The Santa Cruz Operation, Inc., pursuant to an Agreement and Plan of Reorganization (the "Agreement"), dated as of August 1, 2000 as amended. Under the Agreement, the Company acquired the tangible and intangible assets used in the server and professional services groups, including all of the capital stock of certain Tarantella subsidiaries. In connection with the formation of Caldera International, Inc., Caldera Systems was merged into Caldera International, Inc. All shares of Caldera Systems' common stock, as well as options to purchase shares of Caldera Systems' common stock, were converted into the same number of shares of common stock of the Company and options to purchase shares of common stock of the Company.

        The acquired operations from Tarantella developed and marketed server software related to networked business computing and were one of the leading providers of UNIX server operating systems. In addition, these operations provided professional services related to implementing and maintaining UNIX system software products. The acquisition provided the Company with international offices and a distribution channel with resellers throughout the world.

        Our business is focused on serving the needs of small businesses, including replicated site franchisees of fortune 1000 companies, to have reliable, cost effective Linux and UNIX operating systems and software products to power computers running on Intel architecture. Our largest source of revenue is derived from our indirect, leveraged channel of partners, which includes distributors and independent solution providers (collectively, "resellers"). This reseller channel is worldwide with local Company offices in a number of countries that provide support to customers and resellers in that geographic area. The other principal channel for selling and marketing our products is through large corporations which have a large number of replicated sites or franchisees. We access these corporations through their information technology or purchasing departments with our direct sales team in the United States and through our reseller channel in countries outside the United States. In addition, we also sell our operating system products to original equipment manufacturers ("OEM's") through our direct sales team in the United States and our reseller channel in countries outside the United States.

        We have several active subsidiaries, including SCO Operations, Inc., a wholly owned subsidiary through which we conduct most of our United States operations. Our additional wholly owned subsidiaries are based in Japan, Italy, Germany, France, United Kingdom, Korea and Canada. We also have a minority interest in a Chinese company. Unless the context otherwise requires, when used herein, the terms "we," "us," "Caldera" or the "Company" refers to Caldera International, Inc. and its subsidiaries.

        Our principal executive offices are located at 355 South 520 West, Suite 100, Lindon, Utah 84042. Our telephone number at that location is (801) 765-4999.

The Offering

        This offering is for the sale or distribution of up to 1,000,000 shares of our common stock held by the selling stockholders. This prospectus is part of a registration statement filed to meet our contractual obligation to permit the sale or distribution of the common stock held by the selling stockholders. (See "PLAN OF DISTRIBUTION.")

Securities offered by the selling stockholder	1,000,000 shares of common stock
Common stock outstanding before offering	12,192,623 shares
Common stock outstanding after offering	12,192,623 shares
No proceeds to us	We will not receive any proceeds from the sale of the common stock by the selling stockholder
Nasdaq Symbol	SCOX

SPECIAL NOTE ABOUT FORWARD-LOOKING INFORMATION

        This prospectus and our reports filed with the SEC contain forward-looking statements and information relating to our company and its business that are based on the beliefs of our management and assumptions made concerning information then currently available to management. These statements reflect the views of our management at the time they are made and are not intended to be accurate descriptions of events that will occur in the future. The discussion of future events is subject to a number of risks and assumptions that could materially change the outcome from that anticipated. The factors that are particularly relevant to our company are management's ability to deliver products integrating Linux-based and UNIX-based technology that are accepted in the business marketplace, to control costs and increase revenue to permit our company to achieve positive cash flow, to continue to develop new products and improve existing products to meet market needs, to identify investment opportunities with a potential for a return and increased revenue opportunities, to negotiate investments with terms favorable to our company, to attract investors to provide necessary additional capital to our company, and to achieve success with our existing technologies and products in the marketplace. Should one or more of these or other risks materialize or if the underlying assumptions of management prove incorrect, our actual results may vary materially from those described in the forward looking statements. We do not intend to update these forward-looking statements, except as may occur in the regular course of our periodic reporting obligations.

RISK FACTORS

        The acquisition of the common stock involves risks. The following factors, in addition to the other information and financial data set forth elsewhere in this prospectus or incorporated herein by reference, should be considered carefully in evaluating an investment in our company before making a decision to purchase the common stock offered by this prospectus.

Risks Related to the Business

We have not been profitable.

        We have not been profitable. If our revenue continues to decline or we are unable to efficiently further reduce operating expenses, we may not achieve profitability or generate positive cash flow. For the three months ended January 31, 2003, we incurred a net loss of $0.7 million and had a net decrease in cash and cash equivalents of $1.6 million. For the year ended October 31, 2002, we incurred a net loss of $24.9 million. If we are unable to achieve positive cash flow from operations, we will not be able to implement our business plan without additional funding, which may not be available to us.

Our competitive position could decline if we are unable to obtain additional financing.

        We may need to raise additional funds to expand our business, support operations, respond to competitive pressures, acquire complementary businesses or technologies or respond to unanticipated requirements. We cannot assure you that additional funding will be available to us in amounts or on terms acceptable to us.

If our SCO branding effort is not accepted or causes market confusion, our business may be adversely affected.

        We have recently launched a rebranding effort for our products and services as well as our corporate image. On August 26, 2002, we announced that, subject to stockholder approval, we would change our corporate name to The SCO Group, Inc. In connection with this announcement, we have renamed our UNIX products and services using the SCO trademark to draw on this strong brand recognition. We acquired the rights to use this trademark in May 2001 from Tarantella in connection with our acquisition of certain Tarantella assets and operations. If the rebranding effort is not accepted by our resellers or customers of our products and services, if the rebranding effort causes market confusion, or if there are negative connotations associated with the trademark that we cannot successfully address, our business may be adversely affected.

If our recently launched products and services are not accepted in the marketplace, our business may be adversely affected.

        We have recently launched two new strategic initiatives. In May 2002, we and other Linux vendors including Connectiva, SuSe and TurboLinux announced the organization of UnitedLinux, a new initiative that will streamline Linux development and certification around a global, uniform distribution of Linux for business. In August 2002, we announced SCObiz, an e-business solution for creating, listing, maintaining supporting, and marketing web sites for small businesses. This product is based on our exclusive license agreement with Vista.com. In addition, we have recently released new versions of our SCO OpenServer, SCO UNIXWare and SCO Linux operating systems. If our resellers or customers do not accept these initiatives or product enhancements, or if the products fail to perform as expected, our business may be adversely affected.

Fluctuations in our operating results or the failure of our operating results to meet the expectations of public market analysts and investors may negatively impact our stock price.

        Fluctuations in our quarterly operating results or our failure to meet the expectations of analysts or investors, even in the short-term, could cause our stock price to decline. You should not rely on quarter-to-quarter comparisons of our results of operations as an indication of future performance. Factors that may affect our quarterly results include:

  •
  the interest level of resellers in recommending our Linux and UNIX business solutions to end users;

  •
  the introduction, development, timing, competitive pricing and market acceptance of our products and services and those of our competitors;

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  changes in general economic conditions, such as recessions, that could affect capital expenditures and recruiting efforts in the software industry in general and in the Linux environment in particular; and

  •
  changing business attitudes toward Linux and UNIX as viable operating systems compared to other competing systems.

        We also experience fluctuations in operating results in interim periods in Europe and the Asia Pacific regions due to seasonal slowdowns and economic conditions in these areas. Seasonal slowdowns in these regions typically occur during the summer months.

        As a result of the factors listed above and elsewhere, it is possible that our results of operations may be below the expectations of public market analysts and investors in any particular period. This could cause our stock price to decline. If revenue falls below our expectations and we are unable to quickly reduce our spending in response, our operating results would be lower than expected. Our stock price may fall in response to these events.

We rely on our indirect sales channel for distribution of our products, and any disruption of our channel at any level could adversely affect the sales of our products.

        We have a two-tiered distribution channel. The relationships we have developed with resellers allow us to offer our Linux and UNIX products and services to a much larger customer base than we would otherwise be able to reach through our own direct sales and marketing efforts. Some electronic solution providers also purchase solutions through our resellers, and we anticipate they will continue to do so as we expand our product offerings. Because we usually sell indirectly through resellers, we cannot control the relationships through which solution providers or equipment integrators purchase our products. In turn, we do not control the presentation of our products to end-users. Therefore, our sales could be affected by disruptions in the relationships between our resellers and electronic solution providers or between electronic solution providers and end users. Also, resellers and electronic solution providers may choose not to emphasize our products to their customers. Any of these occurrences could diminish the effectiveness of our distribution channel and lead to decreased sales.

If the market for our Linux products does not grow as we anticipate or if the UNIX market continues to contract, we may not be able to grow our business.

        Our revenue from the sale of UNIX based products has declined since we acquired these operations from Tarantella. This decrease in revenue has been attributable to the worldwide economic slowdown as well as from competitive pressures from alternative operating systems. Sales of Linux based products are dependent on the development of certifiable, reliable products for business and the acceptance and adoption of Linux based operating systems by businesses. If the demand for UNIX based products continues to decline, or if such demand is not replaced by new demand for Linux-based products, we may not be able to successfully implement our business plan.

We operate in a highly competitive market and face significant competition from a variety of current and potential sources; many of our current and potential competitors have greater financial and technical resources than we do; thus, we may fail to compete effectively.

        In the UNIX operating system market, our competitors include IBM, Microsoft, Hewlett Packard and Sun. These competitors are aggressively pursuing the current UNIX operating system market. Many of these competitors have access to greater resources that we do. More recently, the major competitive alternative to our UNIX and Linux products is Microsoft's NT. While we believe that our server products retain a competitive advantage in a number of targeted application areas, the expansion of Microsoft's and our other competitors' offerings may restrict the overall market available for our server products, including some markets where we have been successful in the past.

        Our principal competitors in the Linux market include Red Hat, Sun, IBM and SuSe. In addition, due to the open source nature of Linux, anyone can freely download Linux and many Linux applications and modify and re-distribute them with few restrictions. For example, solution providers upon whom we depend for the distribution of our products could instead create their own Linux solutions to provide to their customers. Also, established companies and other institutions could produce competing versions of Linux software.

Unintended consequences of our lawsuit against IBM may adversely affect our business.

        On March 6, 2003, we filed a lawsuit against IBM alleging misappropriation of trade secrets, tortious interference, unfair competition, and breach of contract. The complaint centers around IBM's activities regarding the UNIX operating system that underlies both our UNIX-based operating systems and IBM's AIX, its UNIX-based operating system. The complaint alleges that IBM obtained information concerning the UNIX source code from us and inappropriately used and distributed that information in connection with its efforts to promote the Linux operating system. The complaint seeks damages in excess of $1 billion dollars.

        Pursuit of this litigation will be costly, and we expect our costs for legal fees to increase substantially. In addition, we may experience a decrease in revenue as a result of the loss of initiatives previously undertaken jointly with IBM and others affiliated with IBM. We anticipate that IBM may seek to influence participants in the markets in which we sell our products to reduce or eliminate the amount of our products and services that they purchase. There is also a risk that the lawsuit against IBM will be negatively viewed by participants in our marketplace, and in such event, we may lose support from such participants. Any of the foregoing developments could adversely affect our position in the marketplace and our results of operations.

Our foreign-based operations and sales create special problems, including the imposition of governmental controls and fluctuations in currency exchange rates that could hurt our results.

        We have foreign operations, including development facilities, sales personnel and customer support operations in Europe, Latin America and Southeast Asia. These foreign operations are subject to certain inherent risks, including:

  •
  potential loss of developed technology through piracy, misappropriation, or more lenient laws regarding intellectual property protection;

  •
  imposition of governmental controls, including trade restrictions;

  •
  fluctuations in currency exchange rates and economic instability;

  •
  longer payment cycles for sales in foreign countries;

  •
  seasonal reductions in business activity; and

  •
  political unrest, particularly in areas in which we have facilities.

        In addition, certain of our operating expenses are denominated in local currencies, creating risk of foreign currency translation losses that could harm our financial results and cash flows. When we generate profits in foreign countries, our effective income tax rate is increased, even though we generate consolidated net losses.

        In Latin America and Southeast Asia in particular, several countries have suffered and may be especially susceptible to recessions and economic instability which may lead to increased governmental ownership or regulation of the economy, higher interest rates, increased barriers to entry such as higher tariffs and taxes, and reduced demand for goods manufactured in the United States resulting in lower revenue.

Future changes in accounting standards, particularly changes affecting revenue recognition, could cause unexpected fluctuations in our revenue.

        Future changes in accounting standards, particularly those affecting revenue recognition, could require us to change our accounting policies regarding how we record revenue on our software arrangements. These changes could cause deferment of revenue recognized in current periods to subsequent periods or accelerate recognition of deferred revenue to current periods, each of which could cause shortfalls in meeting securities analysts and investors' expectations. Any of these shortfalls could cause a decline in our stock price.

The impact of domestic and global economic conditions may adversely impact our operations.

        During the last several quarters the U.S. and European economies have experienced an economic slowdown that has affected the purchasing habits of many consumers across many industries and across many geographies. This has caused the delay, or even cancellation of technology purchases. The ultimate impact of the slowdown in the United States and Europe is difficult to predict, but it has resulted in decreased sales of our products, longer sales cycles and lower prices. If the current slowdown continues, our revenue and results of operations may continue to be lower than expected. In addition, the slowdown may also affect the end-user market making it more difficult for our reseller channel to sell our products.

Future sales of our common stock may negatively affect our stock price.

        Certain holders of our common stock have demand and piggyback registration rights obligating us to register their shares under the Securities Act for sale. The market price of our common stock could decline as a result of sales of a large number of shares of our common stock in the market, or the perception that such sales could occur. This also might make it more difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate.

If we are unable to retain key personnel in an intensely competitive environment, our operations could be adversely affected.

        We will need to retain our management, technical, and support personnel. Competition for qualified professionals in the software industry is intense, and we may be unable to retain sufficient professionals to operate our business. Departures of existing personnel could be disruptive to our business and can result in the departure of other employees.

        The loss or departure of any officers or key employees could harm our ability to implement our business plan and could adversely affect our operations. Our future success depends to a significant extent on the continued service and coordination of our management team, particularly Darl McBride, our President and Chief Executive Officer. We do not maintain key person insurance for any member of our management team.

General Risks Relating to this Offering

This offering may have an adverse impact on the market value of our stock.

        This prospectus relates to the sale or distribution of up to 1,000,000 shares of common stock by the selling stockholders. We will not receive any proceeds from these sales and have prepared this prospectus in order to meet our contractual obligations to the selling stockholders. The shares subject to this prospectus represent over eight percent of our currently issued and outstanding common stock. The sale of such a significant block of stock, or even the possibility of its sale, may adversely affect the trading market for our common stock and reduce the price available in that market.

No due diligence review of our company has been done in connection with this offering.

        No securities broker-dealer or other person has been engaged to perform any due diligence or similar review of this offering or our company on behalf of the selling stockholder, persons who may purchase common stock in this offering, or any other person. The lack of such a review increases the burden on individual investors to adequately investigate us, and an investment in our common stock, prior to investing.

Risks associated with the potential exercise of our options outstanding.

        As of March 13, 2003, we have issued and outstanding options to purchase up to 3,683,912 shares of Common Stock with exercise prices ranging from $0.66 to $59.00 per share. The existence of such rights to acquire Common Stock at fixed prices may prove a hindrance to our future equity and debt financing and the exercise of such rights will dilute the percentage ownership interest of our stockholders and may dilute the value of their ownership. The possible future sale of shares issuable on the exercise of outstanding options could adversely affect the prevailing market price for our common stock. Further, the holders of the outstanding rights may exercise them at a time when we would otherwise be able to obtain additional equity capital on terms more favorable to us.

Potential for the issuance of additional common stock.

        We have an authorized capital of 45,000,000 shares of Common Stock, par value $0.001 per share, and 5,000,000 shares of Preferred Stock, par value $0.001 per share. As of March 13, 2003, we have 12,192,623 shares of common stock and no shares of preferred stock issued and outstanding. Our board of directors has authority, without action or vote of the shareholders, to issue all or part of the authorized but unissued shares. Any such issuance will dilute the percentage ownership of shareholders and may dilute the book value of our common stock.

USE OF PROCEEDS

        We will not receive any proceeds from the sale or distribution of the common stock by the selling stockholders. We anticipate that we will incur costs of approximately $20,000 in connection with the transactions described in this prospectus, including filing fees, transfer agent costs, printing costs, listing fees, and legal and accounting fees.

SELLING STOCKHOLDERS

        The following table provides information, as of the date of this prospectus, concerning the selling stockholders. This information has been provided by the selling stockholders. We are not a party to any agreement, arrangement, or understanding regarding the sale of any of the shares, other than agreements requiring us to file and seek the effectiveness of the registration statement of which this prospectus forms a part. The agreement with Mr. Wall prohibits Mr. Wall from selling shares in excess of the volume limitations of 144(e)(1) of the Securities Act of 1933 that would be applicable if Mr. Wall were selling these shares pursuant to Rule 144. Neither of the selling stockholders will own more than 1% of our outstanding stock subsequent to the sale of the securities subject to this prospectus. We sold the shares of our common stock being offered by this prospectus to Mr. Wall in exchange for a promissory note that was payable to Mr. Wall that is now payable to us. The shares of common stock being sold by Morgan Keegan & Co., Inc. pursuant to this prospectus were issued upon the exercise of warrants received by Morgan Keegan & Co., Inc. in exchange for investment banking services rendered to us. Except for these transactions and the ownership of shares by the Selling Stockholder as set forth below, the Selling Stockholders have no had a material relationship with us in the past three years.

	Common Stock
	Beneficially Owned Before Offering
				Shares Beneficially Owned After Offering(1)
Selling Stockholders			Shares to be Sold
	Shares	Percent
John R. Wall	800,000	6.6%	800,000	0
Morgan Keegan & Co., Inc.	200,000	1.6%	200,000	0

(1)
Assumes the sale of all shares offered in this prospectus and no other purchases or sales of our common stock by the Selling Stockholders.

PLAN OF DISTRIBUTION

        The selling stockholders may offer shares for sale at various times in one or more of the following transactions:

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  on the Nasdaq National Market (or any other exchange on which the shares may be listed);

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  in the over-the-counter market;

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  in negotiated transactions other than in such markets;

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  by pledge to secure debts and other obligations;

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  in Rule 144 or other transactions exempt from the registration requirements of the securities laws;

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  in connection with the writing of non-traded and exchange-traded call options, in hedge transactions, in covering previously established short positions and in settlement of other transactions in standardized or over-the-counter options; or

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  in a combination of any of the above transactions.

        Any such sale or distribution of common stock by the selling stockholders must be accompanied by, or follow the delivery of, this prospectus, unless the selling stockholders elect to rely on Rule 144 or an other exemption from the registration requirements in connection with a particular transaction. The selling stockholders may sell shares at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices. The selling stockholders may sell directly to broker-dealers as principals, in routine transactions through broker-dealers that will be compensated in the form of discounts, concessions, or commissions, or in block transactions in which a broker-dealer may act as a principal or an agent. The broker-dealers will either receive discounts or commissions from the selling stockholders, or they will receive commissions from purchasers of shares. We have not and do not intend to enter into any arrangement with any securities dealer concerning such discounts, concessions or commissions for the solicitation of offers to purchase the common stock or the sale of such stock.

        Under certain circumstances the selling stockholders and any broker-dealers that participate in the distribution may be deemed to be "underwriters" within the meaning of the Securities Act. Any commissions received by these broker-dealers and any profits realized on the resale of shares by them may be considered underwriting discounts and commissions under the Securities Act. The selling stockholders may agree to indemnify the broker-dealers against liabilities, including liabilities under the Securities Act. In addition, we have agreed to indemnify the selling stockholders against liabilities, including certain liabilities under the Securities Act arising out of the information contained in the registration statement of which this prospectus forms a part provided by us.

        Under the rules and regulations of the Exchange Act, any person engaged in the distribution or the resale of shares may not simultaneously engage in market making activities with respect to our common stock for a period of two business days prior to the commencement of such distribution. The selling stockholders will also be subject to applicable provisions of the Exchange Act and regulations under the Exchange Act which may limit the timing of purchases and sales of our shares of common stock by the selling stockholders.

        The selling stockholders will pay all commissions, transfer taxes, and other expenses associated with the sale of securities by the selling stockholders. The shares offered hereby are being registered pursuant to contractual obligations to which we are subject, and we have paid the expenses of the preparation of this prospectus.

        We estimate that we will incur costs of approximately $20,000 in connection with this offering for legal, accounting, printing, and other costs related to the registration and sale of the shares of common stock. The selling stockholders will bear other separate costs incurred by them.

DESCRIPTION OF SECURITIES

        The description of Caldera's common stock is incorporated by this reference to Caldera's registration statement on Form 8-A, SEC File Number 000-29911, filed March 10, 2000.

        The transfer agent for our common stock is Computershare Trust Company, Inc., 12039 West Alameda Parkway, Suite Z2, Lakewood, Colorado 80228, telephone (303) 984-4057.

NO DIVIDENDS

        We have not paid dividends on our common stock. We seek growth and expansion of business through the reinvestment of profits, if any, and do not anticipate that we will pay dividends on our common stock in the foreseeable future.

LEGALITY OF SECURITIES

        The validity under the Delaware General Corporation Law of the common stock to be sold by the selling stockholders has been passed on for us by Parr Waddoups Brown Gee & Loveless, A Professional Corporation.

EXPERTS

        The consolidated financial statements and schedule of Caldera International Inc. as of October 31, 2002 and for the year then ended have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent auditors, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the October 31, 2002 financial statements refers to KPMG LLP's audit of the transitional disclosures required by Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, which was adopted by Caldera International Inc. as of November 1, 2001, and of the adjustments that were applied to retroactively reflect a one-for-four reverse stock split of Caldera International's common stock approved on March 4, 2002.

        To the extent that KPMG LLP audits and reports on financial statements of Caldera International, Inc. issued at future dates, and consents to the use of its report thereon, such financial statements also will be incorporated by reference herein in reliance upon its report and said authority.

        The consolidated financial statements of Caldera International, Inc. and subsidiaries as of October 31, 2001 and for the years ended October 31, 2001 and 2000 included in the Registrant's Annual Report on Form 10-K for the year ended October 31, 2002 (the 2002 Annual Report) and incorporated by reference in this Registration Statement, have been audited by Arthur Andersen, LLP, independent public accountants. The Arthur Andersen LLP report on the October 31, 2001 and 2000 consolidated financial statements, dated November 30, 2001, included in the 2002 Annual Report is a copy of the previously issued Arthur Andersen LLP report, which has not been reissued since Arthur Andersen LLP has ceased operations.

        Because Arthur Andersen LLP has not consented to the inclusion by reference of their audit report in this Registration Statement, the Registrant believes that individuals will not be able to recover any losses or damages from Arthur Andersen LLP pursuant to the Securities Act if the audit report or the October 31, 2001 and 2000 consolidated financial statements are deficient or otherwise violate the Securities Act.

AVAILABLE INFORMATION

        We have filed a registration statement on Form S-3 with the SEC to register the sale of the shares of common stock offered by the selling stockholders under the Securities Act of 1933. This prospectus, which is a part of the registration statement, does not contain all of the information that is in the registration statement. Statements made in this prospectus as to the content of any contract, agreement or other document are not necessarily complete. Some contracts, agreements, or other documents are filed as exhibits to the registration statement or to a document incorporated by reference in this prospectus. In those cases, investors should refer to such exhibits for more complete descriptions.

        We file reports, proxy and information statements and other information with the SEC. The public may read and copy, at prescribed rates, any materials we file with the SEC, including the registration statement and its exhibits and any documents incorporated by reference into this prospectus, at the SEC's offices at: Public Reference Room, 450 Fifth Street, N.W., Washington, D.C. 20549. For information on how to obtain such documents from the SEC, investors may telephone the SEC's Public Reference Room at 1-800-SEC-0330.

        The SEC Internet site at http://www.sec.gov contains materials that we file with the SEC in electronic version through the SEC's Electronic Data Gathering, Analysis and Retrieval (EDGAR) system. Our Internet site, http://www.caldera.com, also contains information about our company.

Public information is also available at:	The Nasdaq Stock Market 1735 K Street, N.W. Washington, D.C. 20006.

INFORMATION INCORPORATED BY REFERENCE

        We are allowed by the SEC to "incorporate by reference" information filed with the SEC, which means that we can disclose important information to people by referring them to other documents that we file with the SEC. The information incorporated by reference is considered to be part of this prospectus. We have filed the following documents with the SEC pursuant to the Securities Exchange Act of 1934 and are incorporating them by reference into this prospectus:

  (1)
  Annual Report on Form 10-K, and related amendments, for the year ended October 31, 2002;

  (2)
  Current report on Form 8-K dated March 7, 2003;

  (3)
  Quarterly report on Form 10-Q for the quarter ended January 31, 2003; and

  (4)
  The description of our common stock contained in the registration statement on Form 8-A, as amended, SEC File Number 000-29911, filed March 10, 2000.

        We also incorporate all documents we subsequently file with the SEC pursuant to Section 13(a), 13(c), 14, or 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of this offering. The information in these documents will update and supersede the information in this prospectus.

        We will provide at no cost to each person to whom this prospectus is delivered, upon written or oral request, a copy of any or all of the information that has been incorporated by reference in this prospectus but not delivered with this prospectus. Investors should direct requests to Kathy Martens, Caldera International, Inc., 355 South 520 West, Suite 100, Lindon, Utah 84042, telephone: (801) 765-4999.

COMMISSION POSITION ON INDEMNIFICATION
FOR SECURITIES ACT LIABILITIES

        Our articles of incorporation provide for the indemnification of our officers and directors to the full extent permitted by Delaware corporate law. Such indemnification includes the advancement of costs and expenses and extends to all matters, except those in which there has been intentional misconduct, fraud, a knowing violation of law, or the payment of dividends in violation of the Delaware General Corporation Law and could include indemnification for liabilities under the provisions of the Securities Act. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

        In the event that a claim for indemnification against such liabilities (other than the payment by our company of expenses incurred or paid by one of our directors, officers, or controlling persons in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities subject to this offering, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by our company is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

TABLE OF CONTENTS

Section
Summary
Special Note About Forward-Looking Information
Risk Factors
Use of Proceeds
Material Changes
Selling Stockholder
Plan of Distribution
Description of Securities
No Dividends
Legality of Securities
Experts
Available Information
Information Incorporated by Reference
Commission Position on Indemnification for Securities Act Liabilities

        You should rely only on the information contained in this prospectus. We have not authorized any person to provide you with any other information or to make any representation not contained in this prospectus. If anyone provides you with any different or inconsistent information or representations, you should not rely on it. We are not offering to sell or soliciting an offer to buy securities in any jurisdiction. Offer, solicitation, or sale is not permitted. You should assume that the information in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, and prospects may have changed since that date.

CALDERA INTERNATIONAL, INC.

1,000,000
SHARES OF COMMON STOCK

PROSPECTUS

March 26, 2003

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

        The following are the estimated expenses in connection with the distribution of the securities being registered:

Securities and Exchange Commission registration fee	$118
Legal fees	$11,000
Accounting fees and expenses	$6,000
Printing and other expenses	$2,882

Total	$20,000

        All expenses, except the SEC fees, are estimates.

        The selling stockholders will not bear any portion of the foregoing expenses, but will pay fees in connection with the sale of the common stock in those transactions completed to or through securities brokers and/or dealers in the form of markups, markdowns, or commissions.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

        The Registrant's amended and restated certificate of incorporation to be in effect upon the closing of this offering (the "Certificate") provides that, except to the extent prohibited by the Delaware General Corporation Law, as amended (the "DGCL"), the registrant's directors shall not be personally liable to the registrant or its stockholders for monetary damages for any breach of fiduciary duty as directors of the registrant. Under the DGCL, the directors have a fiduciary duty to the registrant that is not eliminated by this provision of the Certificate and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available. In addition, each director will continue to be subject to liability under the DGCL for breach of the director's duty of loyalty to the registrant, for acts or omissions which are found by a court of competent jurisdiction to be not in good faith or involving intentional misconduct, for knowing violations of law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are prohibited by the DGCL. This provision also does not affect the directors' responsibilities under any other laws, such as the Federal securities laws or state or Federal environmental laws. The registrant intends to obtain liability insurance for its officers and directors prior to the closing of this offering.

        Section 145 of the DGCL empowers a corporation to indemnify its directors and officers and to purchase insurance with respect to liability arising out of their capacity or status as directors and officers, provided that this provision shall not eliminate or limit the liability of a director: (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) arising under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. The DGCL provides further that the indemnification permitted thereunder shall not be deemed exclusive of any other rights to which the directors and officers may be entitled under the corporation's bylaws, any agreement, a vote of stockholders or otherwise. The Certificate eliminates the personal liability of directors to the fullest extent permitted by Section 102(b)(7) of the DGCL and provides that the registrant shall fully indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (whether civil, criminal, administrative or investigative) by reason of the fact that such person is or was a director or officer of the registrant, or is or was serving at the request of the registrant as a director or officer of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding.

        At present, there is no pending litigation or proceeding involving any director, officer, employee or agent as to which indemnification will be required or permitted under the Certificate. The registrant is not aware of any threatened litigation or proceeding that may result in a claim for such indemnification.

ITEM 16. EXHIBITS

        The following documents are included as exhibits to this Registration Statement, pursuant to Item 601 of regulation S-K.

Exhibit No.	SEC Reference No.	Title of Document
4.1	(4)	Form of certificate of common stock (incorporated by reference to Exhibit 4.1 to our registration statement on Form S-4 (File No. 333-45936), as amended).
5.1	(5)	Opinion of Parr Waddoups Brown Gee & Loveless.
23.1	(23)	Consent of KPMG LLP, Independent Auditors
23.2	(23)	Consent of Parr Waddoups Brown Gee & Loveless (contained in Exhibit 5.1).

ITEM 17. UNDERTAKINGS

        The undersigned registrant hereby undertakes:

        (1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i)    To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

          (ii)  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

          (iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

        (2)  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (4)  If the registrant is a foreign private issuer, to file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or Section 210.3-19 of this chapter if such financial statements and information are contained in periodic reports riled with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

        The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Lindon, state of Utah, on the 26th day of March, 2003.

CALDERA INTERNATIONAL, INC. (Registrant)
By	/s/ DARL C. MCBRIDE Darl C. McBride, Chief Executive Officer

        Pursuant to the requirements of the Securities Act, this Amendment No. 1 to Registration Statement has been signed below by the following persons in the capacities indicated and on the 26th day of March, 2003.

Principal Executive Officer:
/s/ DARL C. MCBRIDE Darl C. McBride, Chief Executive Officer and Director
Principal Financial and Accounting Officer:
/s/ ROBERT K. BENCH BY DARL C. MCBRIDE, ATTORNEY-IN-FACT Robert K. Bench, Chief Financial Officer and Principal Accounting Officer
Additional Directors:
/s/ DARCY MOTT BY DARL C. MCBRIDE, ATTORNEY-IN-FACT Darcy Mott
/s/ RALPH J. YARRO III BY DARL C. MCBRIDE, ATTORNEY-IN-FACT Ralph J. Yarro III, Chairman of the Board of Directors
/s/ ED I. IACOBUCCI BY DARL C. MCBRIDE, ATTORNEY-IN-FACT Ed I. Iacobucci
/s/ STEVEN M. CAKEBREAD BY DARL C. MCBRIDE, ATTORNEY-IN-FACT Steven M. Cakebread
/s/ THOMAS P. RAIMONDI BY DARL C. MCBRIDE, ATTORNEY-IN-FACT Thomas P. Raimondi
/s/ R. DUFF THOMPSON BY DARL C. MCBRIDE, ATTORNEY-IN-FACT R. Duff Thompson